NEWS RELEASE


                               FOR:          BRIDGEPORT MACHINES, INC.

                               APPROVED BY:  Dan L. Griffith
                                             President & Chief Executive Officer
                                             Walter C. Lazarcheck
                                             Chief Financial Officer
                                             (203) 367-3651
FOR IMMEDIATE RELEASE


                            BRIDGEPORT MACHINES, INC.
                        ANNOUNCES CLOSING OF MERGER WITH
                         GOLDMAN INDUSTRIAL GROUP, INC.


         Bridgeport,  CT August 19, 1999 -- Bridgeport  Machines,  Inc. (Nasdaq:
BPTM) announced that its merger with Goldman Industrial Group, Inc. closed today. At a special meeting of stockholders held on July 14, 1999, Bridgeport Machines' stockholders approved the Agreement and Plan of Merger with Goldman signed on April 23, 1999 and the merger contemplated by that agreement.

         As a result of the merger, each outstanding share of common stock of Bridgeport Machines has been converted into the right to receive $10.00 in cash and Bridgeport Machines has become a wholly owned subsidiary of Goldman.

          Based in Connecticut, Bridgeport Machines is a worldwide leader in the manufacture of manual and CNC machine tools with manufacturing facilities in the U.S., U.K. and Germany. The company will become a leading member of Goldman's machine tool subsidiaries that include Fellows, Bryant Grinders, J&L Metrology, Jones & Lamson and Hill-Loma. Bridgeport's series of manual and CNC metal-cutting machine tools will join Goldman's existing line-up of gear production machines, grinding production machines, gear-cutting tools, continuous casting machinery and other products related to the metalworking industry. Bridgeport products will continue to be marketed in the United States and 60 countries worldwide through its existing network of dealers and distributors.

         Founded in 1939, Bridgeport Machines primarily focuses on standardized, general-purpose machine tools for small-to-medium sized machine shops. Major products include the EZTRAK(R) mill, the TORQ-CUT(R) series of vertical machining centers, as well as a line of larger vertical and horizontal machining centers. The company also manufactures and sells surface grinders under the
Harig(R) brand name; sells manual and CNC lathes under the Romi and EZPATH(R) brand names; and markets FeatureMILL(TM), FeatureMILL3D(TM), FeatureCAM(TM), and FeatureTURN(TM) CAM software.
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         Goldman  supplies  machine  tools and  accessories  to the  automotive, bearing manufacturing, aerospace and appliance industries. The group consists of
five  operating  subsidiaries,   most  with  over  100  years  of  machine  tool
manufacture and distribution experience. Goldman maintains production operations in Springfield and North Springfield, Vermont and Gorham, Maine. For more information about Goldman, contact Mr. Gregory Goldman at (617) 338-1200.

         All statements contained herein that are not historical fact are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. All such statements should be considered with regard to the risk factors described in the Company's reports filed with the SEC. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statement speak only as of the date made.